Exhibit 1

KongZhong Announces Ticker Symbol Change to KZ

Enhances Investor Relations Website

BEIJING, June 13, 2014 - KongZhong Corporation (KONG), a leading online games publisher and developer in the PRC, today officially announced that, effective June 16, 2014, the Company's American Depository Receipts (ADR) will commence trading on the NASDAQ Global Select Market under the new trading symbol "KZ" (NASDAQ:KZ). The change represents the company’s efforts to better align its company branding as an online games company. The previous trading symbol was "KONG".

In conjunction with this development, the company also announced that it has launched a new version of its investor relations website, effective June 16, 2014. The updated website offers an improved layout and enhanced design, in order to provide investors with a more clear and succinct picture of the Company's platform, financials and stock performance.

The Company's Chairman and Chief Executive Officer, Leilei Wang stated, "The change in symbol and website improvements demonstrate our commitment to advancing our new corporate branding and investor relations strategies. Through simplifying our ticker symbol and providing a more intuitive uncluttered web interface, we are better positioned to communicate our future developments as an online games company to the investor community globally."

About KongZhong

KongZhong (KONG), listed in Nasdaq in 2004, is leading online games publisher and developer in the PRC. We operate three main business units, namely Internet games, mobile games and WVAS. Within Internet games, KongZhong has the exclusive publishing rights for World of Tanks, World of Warplanes, World of Warships, Guild Wars 2 and other titles in mainland China. Since the acquisition of our proprietary smartphone game engine platform in 2011, KongZhong has expanded our smartphone game development team across 4 cities in China currently developing over 10 smartphone games across various genres, including MMORPG, RTS, military, and fantasy.

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KongZhong Contacts

Investor Contact

Liddy Li

Investor Relations

Tel.: (+86-10) 8857.6000

E-mail: ir@kongzhong.com

Media Contact

Xinran Chen

Public Relations

Tel: (+86-10) 8857.6000

E-mail: chenxinran@kongzhong.com

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